Exhibit 99.1

Digital Angel Common Stock to Move from NASDAQ Exchange to OTC Bulletin Board Market

Digital Angel Common Stock to Retain “DIGA” Trading Symbol

Management to hold conference call on October 4th

SO. ST. PAUL, MN – October 1, 2010 – Digital Angel Corporation (NASDAQ: DIGA), an advanced technology company in the field of animal identification and emergency identification solutions, today announced trading in its common stock on the NASDAQ will be suspended prior to the opening of trading on Tuesday, October 5, 2010.  Beginning with the opening of trading at 9:30 AM EDT on Tuesday, October 5, 2010, the Digital Angel common stock will trade under the symbol “DIGA” on the OTC Bulletin Board (“OTCBB”) market.  The Company reported that it elected not to further appeal the most recent NASDAQ Listing Qualifications Panel (the “Panel”) determination to delist the Company’s securities from NASDAQ, as a result of the Company’s non-compliance with the minimum $1.00 per share closing bid price requirement set forth in NASDAQ Listing Rule 5550(a)(2), which was received today.

“We believe moving to the OTC Bulletin Board better serves our shareholders’ interests and our long-term goals than attempting to regain compliance by reverse-splitting the stock.  Our restructuring efforts will continue to move forward unimpeded and our commitment to building a stronger organization and advancing the Company toward profitability is just as clear today as it was last year,” said Joe Grillo, CEO of Digital Angel.

Following a hearing held on July 22, 2010, the Panel granted the Company’s request for continued listing.  However, the Company did not comply with the terms of the Panel’s decision, which was conditioned upon the Company filing a proxy for a special meeting of shareholders to approve implementation of a reverse stock split if bid price compliance had not been regained.

The Company has been advised that Chardan Capital Markets, LLC has filed the appropriate application with the Financial Industry Regulatory Authority (“FINRA”) to quote the Company’s common stock on the OTCBB.

Conference Call
The Company will host a special conference call to discuss recent corporate developments and answer investors’ questions on Monday, October 4, 2010 at 10:00 a.m. ET.  Interested participants should call (877) 470-1843 within the United States and Canada, or (706) 643-9051 internationally. All callers should use the access code: 15025678.  Alternatively, a simultaneous webcast of the live conference call can be accessed through Digital Angel's website at www.digitalangel.com.

For persons unable to participate in either the conference call or the webcast, a digitized replay will be available from October 4, 2010 at approximately 1:00 p.m. ET to November 4, 2010 at 11:59 p.m. ET.   For the telephonic replay, dial (800) 642-1687 within the United States and Canada, or (706) 645-9291 internationally. All callers should use the access code: 15025678.  The webcast replay can also be accessed through Digital Angel's website at www.digitalangel.com.

About Digital Angel
Digital Angel (NASDAQ: DIGA) is an advanced technology company in the field of animal identification and emergency identification solutions. Digital Angel's products are utilized around the world in such applications as pet identification, using its patented, FDA-approved implantable microchip; livestock identification and herd management using visual and radio frequency identification (RFID) ear tags; and global positioning systems (GPS) search and rescue beacons for army, navy and air force applications worldwide. For further information please visit www.digitalangel.com.

Contacts:
Todd Fromer / Rob Fink
212-896-1215 / 212-896-1236
digitalangel@kcsa.com